Exhibit 10.3

EMPLOYMENT AGREEMENT dated as of May 10, 2004 (this “Agreement”), by and between RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware corporation (the “Company”) and DAVID S. GRAZIOSI (“Executive”).

     In order to induce Executive to accept employment with the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement. Executive is willing to enter into such employment and perform services for the Company on the terms and conditions set forth in this Agreement. Therefore, the Company and Executive agree as follows:

1. Employment.

     Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as Executive Vice President and Chief Financial Officer of the Company. Executive hereby accepts employment as such and agrees to devote his working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. As Executive Vice President and Chief Financial Officer, Executive will perform those duties that are (a) customarily performed by executive vice presidents and chief financial officers of companies similar to the Company and/or (b) requested by the Chief Executive Officer or the Board of Directors (the “Board”) of the Company. Consistent with Section 9 herein, Executive shall be entitled to join boards of directors of other companies subject to a conflict of interest evaluation by the Company’s General Counsel and approval of the Company’s Chief Executive Officer, which shall not be unreasonably withheld. Furthermore, Executive shall have the opportunity to respond to inquiries from a previous employer or others in the industry provided that it shall not substantially interfere with the performance of his duties hereunder.

2. Term of Employment.

     This Agreement and the term of employment shall commence and be effective from and after the date hereof (the “Commencement Date”) and, subject to the terms hereof, shall terminate on the third anniversary of the Commencement Date (the “Termination Date”); provided, however, that on such anniversary date and on each subsequent one year anniversary of such anniversary date, the Termination Date shall automatically be extended for a period of one year, unless either party shall have given written notice to the other party not less than one hundred and twenty days prior to the Termination Date that the Termination Date shall not be so extended.

3. Compensation and Benefits.

     (a) Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $245,000. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to increase as determined by the Board or its compensation committee (the “Compensation Committee”).

     (b) Annual Bonus. In addition to the Base Salary, Executive shall receive a cash bonus (the “Bonus”) with respect to each fiscal year; provided that the Executive is employed by the Company on the last day of such fiscal year without giving effect to any pro rata allocation in fiscal year 2004. The Bonus shall be based on the Company’s achievement of certain operating and/or financial goals to be reasonably established by the Compensation Committee, with an annual target bonus amount equal to 50% of Executive’s then current Base Salary.

     (c) Signing Bonus. Effective upon the execution of this Agreement by the parties hereto, Executive shall receive a cash payment of $75,000, which shall be due and payable by the Company no later than May 31, 2004.

     (d) Extension Bonus Plan. Executive shall participate in the Company’s Executive Supplemental Bonus Plan (the “Extension Plan”). In connection therewith, Executive shall receive the following payments (the “Extension Payments”) within fifteen (15) days of each of the dates (the “Extension Dates”) set forth below, provided that Executive remains employed by the Company as of each such Extension Date.

Extension Date	Payment Amount
June 30, 2004	$6,000
September 30, 2004	$6,000
December 31, 2004	$6,000
March 31, 2005	$6,000
June 30, 2005	$6,000
September 30, 2005	$6,000
December 31, 2005	$6,000
March 31, 2006	$78,000

     All remaining unpaid Extension Payments under the Extension Plan shall become immediately due and payable effective immediately prior to a Realization Event (as such term is defined in Resolution Performance Products Inc.’s 2000 Stock Option Plan).

     (e) Benefits. During the term of employment hereunder, the Company shall provide to Executive coverage under any standard employee benefit programs, plans and practices, in accordance with the terms that the Company makes generally available to its executive officers. Notwithstanding the foregoing, the Company shall pay Executive the amount equivalent to a 6% Company match each year until such time as the Company has a 401(k) match program that Executive can participate in on an equivalent vested basis. The Company shall pay Executive the above-described payment in monthly installments commencing on the first payroll period following the Commencement Date and terminating on the date when the Company implements a 401(k) match program that provides Executive with an equivalent vested benefit. If Executive elects to receive any matching contributions from the Company in connection with the Company’s 401(k) program, then the above-described annual payment will be reduced by the amount of the Company’s annual match. In addition, the Company shall provide Executive with four weeks vacation per year.

     4. Termination of Employment.

     (a) Termination Rights. The Company may terminate Executive’s employment at any time, and Executive may terminate his employment at any time.

     (b) Definitions.

     (i) “Affiliate” of the Company shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management IV, L.P. or its Affiliates.

     (ii) “Cause” shall mean termination by the Company of Executive’s employment (a) based on a determination that Executive has engaged in conduct constituting willful misconduct or gross negligence, or breach of a fiduciary duty; (b) based on a determination that Executive has failed to substantially perform the duties required by such Executive’s employment and such failure shall not have been cured within a reasonable time after notice from the Company; (c) because Executive has breached or violated any of the provisions of the Company’s employee handbook or other policies in effect from time to time that by their terms may result in termination of employment and which meet the standard in (ii)(a) above; (d) because Executive has committed a felony, has engaged in any act involving the misuse or misappropriation of money or other property of the Company, has defrauded the Company, any Affiliate of the Company or any customer of the Company, or because of habitual intoxication while performing his job duties, or drug addiction; or (e) because Executive has failed to take action consistent with or has taken actions inconsistent with a directive of the Chief Executive Officer of the Company or the Board.

     (iii) “Disability” shall mean that Executive has been unable, for 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined by a medical doctor jointly selected by the Company and Executive. A termination of Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 30th day after receipt of such notice by the other party (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date.

     (iii) “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent and which event shall not have been cured within a reasonable period after notice from the Executive: (A) the assignment to Executive by the Company of duties materially inconsistent with Executive’s duties as set forth in Section 1 hereof, or any material reduction by the Company of Executive’s duties, except in connection with the termination of Executive’s employment for any other reason; (B) a reduction by the Company in Executive’s Base Salary or Bonus (other than due to the failure to meet applicable performance objectives); or (C) any material breach by the Company of any material provision of this Agreement after a written notice of such breach shall have been delivered to the Company and, if such breach can be cured, such breach shall not have been cured prior to the tenth day after delivery of such notice.

     (iv) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     (v) “Termination Payments” shall mean earned but unpaid amounts as of the date of any termination under applicable benefit plans or programs.

     (c) Termination other than for Cause or Termination for Good Reason; for Death and Disability. If Executive’s employment is terminated by the Company other than for Cause or Executive terminates his employment for Good Reason, or if Employee dies or his employment is terminated by either party for Executive’s Disability, in each case, prior to the Termination Date, Executive (or his estate) shall be entitled to receive (i) no later than 30 days after the date of termination, the Termination Payments; (ii) in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable in accordance with the Company’s customary payroll practices, for a period equal to 12 months following the date of termination (such period, the “Termination Period”) an amount equal to the Executive’s Base Salary at its then current annual rate; and (iii) the remaining unpaid Extension Payments under the Extension Plan. During the Termination Period, the Company shall continue to provide Executive with access to the Company’s health benefit programs and plans.

     (d) Voluntary Termination by Executive; Discharge for other reasons. If Executive’s employment is terminated by the Company for any reason other than a termination without Cause or by Executive other than for Good Reason, in each case prior to the Termination Date, Executive shall be entitled to receive, within a reasonable time after the date of termination, the Termination Payments and the remaining unpaid Extension Payments under the Extension Plan.

     (e) DEFRA.

     (i) Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 (“DEFRA”), and Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “excess parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by Executive, then the total amount of payments or benefits payable to Executive shall be reduced to the largest amount such that the provisions of DEFRA and Section 280G of the Code relating to “excess parachute payments” shall no longer be applicable. Should such a reduction be required, the Executive shall determine, in the exercise of his sole discretion, which payment or benefit to reduce or eliminate. Pending such determination, the Company shall continue to make all other required payments to

Executive at the time and in the manner provided herein and shall pay the largest portion of any parachute payments such that the provisions of DEFRA relating to “excess parachute payments” shall no longer be applicable.

     (ii) Due to the complexity in the application of Section 280(G) of the Code, it is possible that payments made or benefits received hereunder should not have been made under clause (e)(i) above (an “Overpayment”). If it is determined by the Company’s outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an “Excess Parachute Payment” as defined in Section 280G(b)(1) of the Code), then any such Overpayment shall be treated for all purposes as an unsecured, long-term loan from the Company to the Executive, or the Executive’s personal representative, successors or assigns, as the case may be, that is payable, together with accrued interest from the date of the making of the Overpayment at the rate of 8% per annum on the later to occur of the third anniversary of the payment of such Overpayment, or 6 months following the date upon which it is determined an Overpayment was made. Should it be determined that such an Overpayment has been made, the Executive shall determine, in the exercise of his sole discretion, which payments or benefits shall be deemed to constitute the Overpayment.

5. Notices.

     All notices or communications hereunder shall be in writing, addressed, in the case of the Executive, at the address set forth on the signature pages hereto, and to the Company, as follows:

Resolution Performance Products LLC
1600 Smith Street
Suite 2416
Houston, Texas 77002
Attention: Vice President — Human Resources
Telecopy:(832) 366-2582
Telephone: (832) 366-2429

with a copy to:

RPP Holdings LLC
c/o Apollo Management, L.P.
1301 Avenue of the Americas
38th Floor
New York, New York 10019
Attn: Scott Kleinman
Telecopy: (212) 515-3232
Telephone: (212) 515-3200

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Adam Weinstein, Esq.
Telecopy: (212) 408-2420
Telephone: (212) 408-2491

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

6. Separability; Arbitration.

     If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 9 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive’s benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators’ award in any court having jurisdiction.

7. Assignment.

     This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive except by will or by operation of the laws of intestate succession.

8. Amendment.

     This Agreement may only be amended by written agreement of the parties hereto.

9. Nondisclosure of Confidential Information; Non-Competition.

     (a) Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

     (b) For purposes of this Section, “Confidential Information” shall mean non-public information concerning the Company’s and its Affiliates’ financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its Affiliates that is not otherwise available to the public.

     (c) For the period commencing on the date hereof and ending on (x) the last day on which Executive receives any payment from the Company or any of its Affiliates, with respect to a termination by the Company other than for Cause or a termination by Executive for Good Reason, or (y) the one year anniversary of the last day on which Executive receives any payment from the Company or any of its Affiliates, with respect to all other terminations, without the prior written consent of the Company, which shall not be unreasonably withheld, the Executive shall not, directly or indirectly, (i) either as principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in any business that is in material direct competition with the business of the Company and/or its Affiliates, or (ii) solicit or hire any employees of the Company and/or its Affiliates. For purposes hereof, a business shall be deemed to be in material direct competition with the Company if it is significantly involved in the rendering of any service purchased, sold, dealt in or rendered by the Company and/or its Affiliates. As used in the preceding sentence, the term “significantly” shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this Section shall be construed so as to preclude Executive from investing in any publicly held company provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

     (d) Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section by Executive.

10. Governing Law.

     This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflict of laws.

11. Withholding.

     The Company shall be entitled to withhold from any payment hereunder or under any other agreement between the Company and the Executive any amount required by law to be withheld.

12. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

13. Entire Agreement.

     This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replaces and supercedes any prior employment agreements.

* * * * *

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

RESOLUTION PERFORMANCE PRODUCTS LLC

By:	/s/ Marvin O. Schlanger

Name: Marvin O. Schlanger
Title: Chief Executive Officer

/s/ David S. Grazioso

Name: David S. Graziosi

Address:
12 Tracy Lane
Morris Plains, New Jersey 07950